Exhibit 99-1

                    [Weinick Sanders Leventhal & Co., LLP letterhead]

August 11, 1999

The Audit Committee of
Board of Directors
Warrantech Corporation
300 Atlantic Street
Stamford, CT 06905

                                              INTRODUCTION

We have been engaged by Warrantech Corporation ("Warrantech" or the "Company") to report on the continued appropriateness of the accounting policy which the Company utilizes for the recognition of revenue from the sale of extended service contracts ("ESC") which the Company designs, markets and administers. This report is being issued to Warrantech for assistance in evaluating accounting principles for the specific transactions described below. Our engagement has been conducted in accordance with standards established by the American Institute of Certified Public Accountants.

                                                    BACKGROUND

We were engaged in 1991 to determine the appropriateness of the non-applicability of Financial Accounting Standards Board ("FASB") Technical Bulletin No. 90-1("TB 90-1") and to determine whether the Company should change its accounting treatment to conform with guidelines contained in the Exposure Draft of the American Institute of Certified Public Accountants ("AICPA") entitled Proposed Industry Guidelines For Insurance Agents and Brokers. According to members of FASB and the AICPA, and based upon the correspondence with the staff of the Division of Corporation Finance of the Securities and Exchange Commission, the transfer of risk was the crucial consideration in determining whether an entity should use TB 90-1 or the Exposure Draft in accounting for the ESC programs. In our letter to the Company's Board of Directors dated October 25, 1991, we concluded that, based on management's belief that all risk of loss for repair, replacement or other product loss is covered by insurance and that the Company is not liable for any loss under any insurance arrangement, management's adoption of the proportional performance method of revenue recognition will more accurately conform to the Company's business operations and properly match the incurrance of costs with revenues.

The Company has asked us whether, based upon the manner in which its business is currently operated, it is still our opinion today that TB 90-1 does not apply and that the Company should continue to follow the revenue recognition policy it has followed over the past eight years.

                                    DESCRIPTION OF TRANSACTION

We have relied upon the Synopsis of Business Operations, dated August 4, 1999, for a description of the present facts, circumstances and assumptions relevant to the specific transaction.

In sum, the Company is in the business of designing, marketing, and installing ESC programs and thereafter performing claims administration for such ESC programs. The Company also offers its program design and administrative expertise to manufacturers of such products and as administrator of these manufacturers' product warranty programs. Additionally, the Company sometimes contracts with dealers to sell the ESC programs on their behalf directly through mail or telephone. In some instances the dealer/retailer is the obligor under the ESC and in other instances Warrantech is the obligor. In all instances, Warrantech arranges for insurance coverage with a non-affiliated excellent-rated insurance carrier, which is responsible for any and all costs, related to the repair, replacement or other product loss. Except for a small deductible, which in some programs the consumer may be required to pay, the carrier is responsible or the costs.

                                 APPROPRIATE ACCOUNTING PRINCIPLES

Based on the foregoing, the Company would be entitled to record revenues from sales of its ESC programs at the time of sale by the retailer, dealer, utility, financial institution, and the Company to the consumer since the Company's earnings process has been substantially completed at the time and the insurance carrier has assumed all risk of obligor loss under the contract. Since the Company is responsible for the administration of claims during the ESC period, a portion of revenues should be deferred in amount sufficient to meet the Company's future costs and a reasonable profit thereon.

CONCLUDING COMMENTS

The ultimate responsibility for the appropriate application of generally accepted accounting principles for an actual transaction rests with the preparers of the financial statements. Our judgment on the appropriate application of generally accepted accounting principles for the foregoing transaction is based on the facts provided to us by management and the communications with representatives of the FASB and AICPA that were involved in the process of the formulation of TB 90-1 and the Exposure Draft. Should the facts and circumstances as described above differ, our conclusion may change.

Very truly yours,


s/ Weinick Sanders Leventhal & Co., LLP